Exhibit 99.1

SHORT-TERM OPPORTUNITY FUND LLP

September 26, 2006

Dear Investor:

I am pleased to report that the Short-Term Opportunity Fund I LP (the “Fund”) has completed the sale of its office building and bank drive-thru facility located at 1909 Woodall Rodgers in Dallas, Texas (the “Woodall Rodgers Property”).  The purchase and sale of this asset demonstrate our ability to execute the Fund’s investment strategies, our commitment to the Fund’s short-term holding period and our focus on realizing value for our investors.

The aggregate sales price of $14.6 million (including the adjacent land sale just over a year ago) reflects a 37% increase over the original purchase price of the asset of $10.7 million. Taking into account the operating cash flow and the net proceeds from the sale of both the land and buildings, the Fund achieved an approximate 16% annualized cash-on-cash return on the asset.

Here is a recap of key events as they relate to this asset:

•                                          On February 11, 2004, we acquired the Woodall Rodgers Property and an adjoining 1.6 acres of undeveloped land (the “Woodall Rodgers Development Property”) for approximately $10,700,000;

•                                          On April 6, 2005, we sold the Woodall Rodgers Development Property for $4,194,828;

•                                          On June 1, 2005, we made a special distribution of $1,095,623 or $0.0997 per unit to our investors as a result of the undeveloped land sale;

•                                          On July 24, 2006, we sold the Woodall Rodgers Property for $10,450,000; and

•                                          On or about November 10, 2006, we expect to make another special distribution of just over
$5.0 million or $.4596 per unit to our investors.

For federal income tax purposes, we expect a substantial portion of the distribution to qualify for long-term capital gains treatment. Final tax information on this sale and distribution will be included in the tax reports we issue for calendar year 2006. If you have a custodial investment, such as an IRA, the special distribution will be directed to the custodian. Changes to this arrangement will need to be coordinated between you, the custodian, and your financial advisor.

Beginning with your December15, 2006 account statement, the price of each partnership unit will be adjusted to $9.44 to reflect the profitable sale of fund assets to date and the resulting payment of this and last year’s special distributions. This adjusted unit price will be the basis for the calculation of future monthly distributions and subsequent redemptions.

As a result of the commencement of the disposition phase of the Fund, we will be terminating the unit redemption program effective December 31, 2006.  In accordance with our redemption program, redemption requests properly completed and received by November 30, 2006 will be processed and submitted for approval by the Fund’s general partners, subject to program’s limitations on the number of units that may be redeemed and the amount of cash available for redemptions.

If you have any questions about your investment, please contact your financial advisor.  For additional information about the upcoming special distribution, you may call Behringer Harvard Investor Services at (866) 655-3650.

Very truly yours,

15601 Dallas Parkway, Suite 600 Addison, Texas 75001-6026 www.behringerharvard.com Main: 866.655.3600 (toll-free) Fax: 866.655.3610 (toll-free)

Robert M. Behringer

Co-General Partner

cc: Your Financial Advisor